Exhibit 10.1

ECN CAPITAL CORP.

– and –

SKYLINE CHAMPION CORPORATION

INVESTOR RIGHTS AGREEMENT

September 26, 2023

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Rules of Construction	9
1.3	Accounting Principles	10
Article 2 BOARD of directors		10
2.1	Board of Directors Nominee	10
2.2	Board Nomination Procedure	11
2.3	Resignation, Death, Incapacity or Disqualification of Director	12
2.4	Director Compensation	12
2.5	Governance Policies	13
2.6	Directors’ and Officers’ Liability Insurance and Indemnification	13
2.7	Board Committees	13
2.8	Investor Support	13
2.9	Matters Requiring Unanimous Board Approval	13
Article 3 PRE-EMPTIVE RIGHT and Top-Up Right		14
3.1	Pre-Emptive Right	14
3.2	Top-Up Right	16
3.3	Limitation on Pre-Emptive Right and Top-Up Right.	18
Article 4 REGISTRATION RIGHTS		18
4.1	Piggy-Back Registration Rights	18
4.2	Registration Expenses	19
4.3	Rights and Obligations of the Investor	19
4.4	Indemnification	20
4.5	Defence of Action by Indemnifying Parties	21
4.6	Contribution	22
4.7	Survival	22

(i)

4.8	Conflict	22
4.9	Acting as Trustee	22
Article 5 TRANSFER OF SECURITIES		23
5.1	Restrictions on Transfer	23
5.2	Permitted Transfers	24
Article 6 STANDSTILL		25
6.1	Standstill	25
Article 7 ADDITIONAL COVENANTS		26
7.1	Right to Match	26
7.2	Restriction on Private Placements to Competitors	28
7.3	Confidentiality Obligations	28
7.4	Tax Cooperation	30
Article 8 AMENDMENTS		30
8.1	Amendments and Modifications	30
8.2	Changes in Capital of the Company	31
Article 9 General		31
9.1	Authority; Effect.	31
9.2	Termination	31
9.3	Assignment	32
9.4	Co-operation	32
9.5	Further Assurances	32
9.6	Time	32
9.7	Enurement	32
9.8	Public Filing	32
9.9	Notices to Parties	32
9.10	Entire Agreement	34

(ii)

9.11	Waiver	34
9.12	Consent	34
9.13	Governing Law	34
9.14	Severability	34
9.15	No Third Party Rights	35
9.16	Independent Legal Advice	35
9.17	Specific Performance	35
9.18	Counterparts	35

(iii)

THIS INVESTOR RIGHTS AGREEMENT is made as of the 26 day of September, 2023.

AMONG:

ECN CAPITAL CORP., a corporation incorporated under the laws of the Province of Ontario (the “Company”);

-and-

SKYLINE CHAMPION CORPORATION, a corporation incorporated under the laws of Indiana (the “Investor”);

WHEREAS the Company and the Investor have entered into a share subscription agreement dated August 14, 2023 (the “Subscription Agreement”) pursuant to which the Company has agreed to issue, and the Investor has agreed to purchase, 33,550,000 Shares and 27,450,000 New Preferred Shares (the “Purchased Shares”);

AND WHEREAS following the issuance and sale of the Purchased Shares to the Investor pursuant to the terms and conditions of the Subscription Agreement, the Investor will own 33,550,000 Shares and 27,450,000 New Preferred Shares, representing approximately 19.9% of the issued and outstanding Shares on a non-diluted basis (and assuming the conversion of all New Preferred Shares into Shares);

AND WHEREAS in consideration of the Investor’s agreement to complete the subscription pursuant to the Subscription Agreement, the Company has agreed to grant certain rights set out herein to the Investor on the terms and subject to the conditions set out herein;

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any bona fide written offer or proposal from an arm’s length Person or group of Persons made to the Company after the date hereof (i) relating to any direct or indirect sale or disposition (or any joint venture, alliance, lease, license, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), in a single transaction or a series of related transactions, including by way of a take-over bid, plan of arrangement, merger, amalgamation, consolidation, security exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or similar transaction, of (A) more than 50% of the voting or equity securities of the Company or Triad (including securities convertible into or exercisable or exchangeable for voting or equity securities); or (B) more than 50% of the consolidated assets of the Company or Triad; (ii) that is not subject to a due diligence condition; (iii) that the Board determines in good faith, after receiving the advice of outside legal counsel, is reasonably capable of completion in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person(s) making such proposal; and (iv) in respect of which the Board determines in good faith, after receiving the advice of outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal as set forth in the proposed definitive agreement with respect thereto, including all legal, financial, regulatory and other aspects of such Acquisition Proposal would, if consummated in accordance with its terms, be in the best interests of the Company;

“Acquisition Proposal Notice” has the meaning set out in Section 7.1(a)(i) hereto;

“Act” means the Business Corporations Act (Ontario);

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided that, for purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of the Investor and its Affiliates and the Investor and its Affiliates shall not be considered Affiliates of the Company and its Subsidiaries;

“Affiliated Transferee” means any Affiliate of the Investor or any successor entity to an Investor or its Affiliates that hold Shares or New Preferred Shares by virtue of a Transfer of Shares or New Preferred Shares from the Investor in compliance with the terms of this Agreement;

“Applicable Securities Laws” means Canadian Securities Laws and U.S. Securities Laws;

“At-the-Market Distribution” means a distribution of Shares pursuant to an at-the-market program implemented by the Company pursuant to National Instrument 44-102 – Shelf Distributions;

“Board” means the board of directors of the Company, as may be constituted from time to time;

“Bought Deal” means an Underwritten Offering made on a “bought deal” basis in one or more of the Qualifying Jurisdictions pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a Prospectus in respect of the Distribution under Canadian Securities Laws;

“Business Day” means any day, other than: (a) a Saturday, Sunday or statutory holiday in Toronto, Ontario or New York City, New York; or (b) a day on which banks are generally closed in Toronto, Ontario or New York City, New York;

“Canadian Registration” means the qualification under Canadian Securities Laws of the Distribution of Registrable Shares, as a secondary offering, to the public in any or all of the provinces of Canada pursuant to a Canadian Prospectus;

“Canadian Securities Laws” means the securities legislation in each of the provinces of Canada, including all rules, regulations, instruments, policies, notices, published policy statements and blanket orders thereunder or issued by one or more of the Canadian Securities Regulatory Authorities;

“Canadian Securities Regulatory Authorities” means, collectively, the securities regulatory authorities in each of the Qualifying Jurisdictions;

“Captive FinanceCo” means Champion Financing LLC, the captive finance company formed by the Company and the Investor concurrent with the execution of this Agreement;

“Company” has the meaning set out in the preamble to this Agreement;

“Competitor” means any entity primarily engaged, directly or indirectly, in the factory-built housing industry in the United States and who would reasonably be expected to compete with the Investor, provided that the Company and its Affiliates will not in any event be deemed a Competitor;

“Conditions” has the meaning set out in Section 2.1(a) hereto;

“Confidential Information” means:

(a) all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, whether concerning or relating to the Company, its Subsidiaries, the Captive FinanceCo or its and their respective officers and employees (whether prepared by the Company or on behalf of the Company or otherwise) that is furnished to the Investor or its Representatives by or on behalf of the Company at any time, whether before, upon or after the execution of this Agreement, including, without limitation, information relating to the businesses, affairs, financial conditions, assets, liabilities, operations, prospects or activities of the Company and its Subsidiaries, and specifically includes, without limitation, financial information, budgets, forecasts, environmental reports, evaluations, legal opinions, identities of customers, suppliers and other contractual parties, and any information provided to the Company by third parties under circumstances in which the Company has an obligation to protect the confidentiality of such information;

(b) all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any information of the nature described in paragraphs (a) of this definition, regardless of the identity of the Person preparing the same (“Notes”);

provided that “Confidential Information” does not include any information that:

(w) is developed independently by the Investor or its Representatives without reference to any Confidential Information;

(x) is at the time of disclosure to the Investor or thereafter becomes generally available to the public, other than as a result of a disclosure by the Investor or any of its Representatives in breach of Section 7.3;

(y) is or was received by the Investor on a non-confidential basis from a source other than the Company if such source is not, to the Investor’s knowledge, prohibited from disclosing the information to the Investor by a confidentiality agreement with, or a contractual, fiduciary or other legal obligation to, the Company or its Subsidiaries; or

(z) was known by the Investor prior to disclosure under this Agreement if the Investor was not subject to any contractual, fiduciary or other legal confidentiality obligation in respect of such information;

“control” or “controlled” has the meaning set out in the definition of “Affiliate” hereunder;

“Convertible Securities” means securities convertible into or exercisable or exchangeable for Shares or giving the right to acquire Shares or receive Shares in connection with the settlement thereof;

“Director” means a director on the Board and “Directors” means all of the directors on the Board;

“Directors Election Meeting” means any annual meeting or special meeting of shareholders of the Company at which, or any solicitation of shareholders of the Company to approve a shareholder resolution in connection with which, Directors are to be elected to the Board;

“Distribution” means any distribution or issuance by the Company or its Subsidiaries of Shares and/or Convertible Securities pursuant to a public offering or a private placement, other than any Exempt Distribution;

“Distribution Expenses” means, other than Selling Expenses and any fees and expenses of the Investor’s external legal counsel, all expenses incurred in connection with a Piggy-Back Registration, including: (i) applicable registration listing and filing fees; (ii) fees and expenses of compliance with applicable securities laws; (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show and marketing activities; (vi) fees and disbursements of counsel to the Company; (vii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter) and fees and expenses of any other special experts retained by the Company; (viii) translation expenses; and (ix) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities;

“Exempt Distribution” means the issuance of Shares or Convertible Securities in any of the following circumstances: (i) in respect of the issuance or exercise of Convertible Securities issued to directors or employees of the Company under the Company’s ordinary course security-based compensation arrangements; (ii) in respect of the exercise, conversion, settlement, exchange of, or satisfaction of obligations in connection with, any issued and outstanding Convertible Securities on the date hereof in accordance with the terms thereof; (iii) in connection with a subdivision of then-outstanding Shares into a greater number of Shares, on a proportionate basis to all Shareholders; (iv) upon the exercise, conversion, settlement or exchange of, or satisfaction of obligations in connection with, any Convertible Securities in respect of which the applicable Investor did not exercise, failed to exercise, or waived its rights under Section 3.1(a) or which was issued in a transaction that would otherwise constitute an Exempt Distribution, in each case in accordance with the terms thereof; (v) in connection with the exercise, conversion, settlement or exchange of, or satisfaction of obligations in connection with, the New Preferred Shares and any other Convertible Security held by the Investor in accordance with the terms thereof where such Convertible Securities were issued pursuant to the Pre-Emptive Right in accordance with Section 3.1; (vi) pursuant to a shareholders’ rights plan of the Company, if any; (vii) in respect of issuances to participants in a distribution reinvestment or similar plan of the Company, if any; (viii) to any wholly owned Subsidiary of the Company; (ix) Shares or Convertible Securities issued in connection with any direct or indirect acquisitions or business combination transactions involving the Company or its Subsidiaries as consideration to the former shareholders or sellers of the acquired business or to the management of the acquired business (but not including any equity financing undertaken for the purpose of funding any cash consideration payable in connection with any such acquisition); and (x) in connection with any At-the-Market Distribution;

“Exercise Notice” has the meaning set out in Section 3.1(d) hereto;

“Exercise Notice Period” has the meaning set out in Section 3.1(d) hereto;

“Indemnified Party” has the meaning set out in Section 4.5(a) hereto;

“Indemnifying Party” has the meaning set out in Section 4.5(a) hereto;

"Investor” has the meaning set out in the preamble to this Agreement;

“Investor Nominee” has the meaning set out in Section 2.1(a) hereto;

“Law” means any and all federal, provincial, territorial, state, regional, national, foreign, local, municipal or other laws, statutes, acts, treaties, constitutions, principles of common law, resolutions, ordinances, proclamations, directives, codes, edicts, Orders, rules, regulations, rulings or requirements or other legally binding directives or guidance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including securities laws, policies and notices enacted by to the Securities Regulators and stock exchange rules;

“Legacy Subsidiaries” means the following Subsidiaries of the Company: [Redacted];

"Market Price" means, in respect of any date, the "market price" of the Shares as determined in respect of such date pursuant to the TSX Company Manual, or if the Shares are not traded on the TSX at the relevant time, the closing price of the Shares on the trading day(s) immediately prior to such date on such other exchange or marketplace as such shares are then traded (or at the "Market Price" otherwise determined pursuant to the rules of such other exchange or marketplace, if different);

“Matching Period” has the meaning set out in Section 7.1(a)(iii) hereto;

“Matching Proposal” means an Acquisition Proposal made by the Investor or any of its Affiliates to the Company in response to a Triggering Proposal that the Board determines, in good faith after receiving advice from outside legal counsel, and after taking into account all of the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal, that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that is no less favourable to the Company (including to the holders of Shares) than the Triggering Proposal;

“New Preferred Shares” means the Mandatory Convertible Preferred Shares, Series E in the capital of the Company;

“Nomination Letter” has the meaning set out in Section 2.2(b) hereto;

“Nominee” or “Nominees” means the nominee and nominees that are proposed for election as Directors by the Company and included in a management information circular of the Company relating to the election of Directors at a Directors Election Meeting or any other individual that the

Investor is entitled to replace as a Director or has otherwise nominated as a Director in accordance with the terms of this Agreement;

“Notice” has the meaning set out in Section 9.9 hereto;

“Over-Allotment Option” means an over-allotment option or similar option granted to one or more underwriters in connection with an Underwritten Offering;

“Ownership Percentage” means, at any time, the percentage of Shares beneficially owned or over which the Investor and its Affiliates exercise control or direction on a non-diluted basis, which shall be calculated by dividing (y) the number of Shares the Investor and its Affiliates own or exercise control or direction over, by (z) the total number of Shares issued and outstanding at such time (in each case, assuming the conversion of all New Preferred Shares into Shares as of the relevant date for determination);

“Party” or “Parties” means one or more of the parties to this Agreement;

“Permitted Distribution” means quarterly dividends of the Company not in excess of $0.01 per Share and $0.4960625 per Cumulative 5-Year Minimum Rate Reset Preferred Shares, Series C in the capital of the Company and dividends on the New Preferred Shares;

“Person” means and includes any individual, corporation, limited partnership, general partnership, limited liability partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity;

“Piggy-Back Notice” has the meaning set out in Section 4.1(a) hereto;

“Piggy-Back Registration” has the meaning set out in Section 4.1(b) hereto;

“Piggy-Back Request” has the meaning set out in Section 4.1(b) hereto;

“Piggy-Back Shares” has the meaning set out in Section 4.1(b) hereto;

“Plan” has the meaning set out in Section 6.1(a)(iv) hereto;

“Pre-Emptive Right” has the meaning set out in Section 3.1(a) hereto;

“Pre-Emptive Right Securities” means Shares and any Convertible Securities;

“Proposal” has the meaning set out in Section 6.1(c)(ii) hereto;

“Prospectus” means a “preliminary prospectus” and/or a “prospectus” as those terms are used in Canadian Securities Laws (including, for greater certainty, a Shelf Prospectus), including all amendments and supplements thereto;

“Purchased Shares” has the meaning set out in the preamble to this Agreement;

“Qualifying Jurisdictions” means all of the provinces of Canada;

“Registrable Shares” means the Purchased Shares and any other Shares that are issued to the Investor and its Affiliated Transferees by the Company pursuant to Article 3; provided that any such Shares shall cease to be Registrable Shares if (i) they have been registered pursuant to an effective U.S. Registration Statement, (ii) they have been transferred by the Investor to any person that is not an Affiliated Transferee of the Investor, (iii) they may be sold pursuant to Rule 144 under the U.S. Securities Act without limitation thereunder on volume or manner of sale, (iv) they have been sold to the public pursuant to Rule 144 under the U.S. Securities Act, or (v) they have ceased to be outstanding;

“Representatives” means the agents, directors, trustees, officers, employees, representatives, consultants and advisers of the Investor;

“Restricted Period” means the period beginning on the date of this Agreement and ending on and including the day that is two years thereafter;

“Right to Match” has the meaning set out in Section 7.1(a)(iv) hereto;

“SEC” means the United States Securities and Exchange Commission;

“Selling Expenses” means any and all underwriting or agents’ fees, discounts and commissions and transfer taxes, if any, attributable to a sale of Shares in connection with a Piggy-Back Registration;

“Selling Shareholders” has the meaning set out in Schedule B;

“Shareholders” means any Person that is a registered holder or beneficial owner of Shares and, where the context permits, upon the death of a Shareholder who is an individual, means such Shareholder’s personal legal representatives;

“Shareholder Information” has the meaning set out in Section 4.3 hereto;

“Shares” means common shares in the capital of the Company;

“Shelf Prospectus” means a Prospectus used to qualify a Distribution of securities in Canada on a delayed or continuous basis, pursuant to National Instrument 44-102 – Shelf Distributions of the Canadian Securities Regulatory Authorities, or any successor to that instrument;

“Subscription Agreement” has the meaning set out in the preamble to this Agreement;

“Subsequent Offering” has the meaning set out in Section 3.1(a) hereto;

“Subsequent Offering Notice” has the meaning set out in Section 3.1(c) hereto;

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes;

“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts;

“Third Party” means any Person other than the Investor, any Affiliate of the Investor or any Person acting jointly or in concert with them;

“Transfer” has the meaning set out in Section 5.1(a)(i) hereto, and the words “Transferred” and “Transferring” have corresponding meanings;

“Triad” means Triad Financial Services, Inc.

“Triggering Proposal” has the meaning set out in Section 7.1(a) hereto;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Prospectus” means (i) the prospectus included in any U.S. Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective U.S. Registration Statement in reliance upon Rule 430A promulgated under the U.S. Securities Act), as amended or supplemented by any prospectus supplement, relating to Registrable Shares, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus; and (ii) any Issuer Free Writing Prospectus;

“U.S. Registration” means a registration under the U.S. Securities Act of the offer and sale to the public of any Registrable Shares under a U.S. Registration Statement;

“U.S. Registration Statement” means any registration statement of the Company filed with the SEC under the U.S. Securities Act which covers any of the Registrable Shares, including any U.S. Prospectus, U.S. Shelf Registration Statement, amendments and supplements to such U.S. Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such U.S. Registration Statement;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means all U.S. federal and state securities laws, including the U.S. Exchange Act and the U.S. Securities Act;

“U.S. Shelf Registration Statement” means a U.S. Registration Statement on Form S-3 or Form
F-3 (or any successor form or other appropriate form under the U.S. Securities Act) filed with the SEC for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the U.S. Securities Act covering Registrable Shares; provided, that to the extent the Company is a

WKSI, a “U.S. Shelf Registration Statement” shall be deemed to refer to an automatic shelf registration statement (as defined in Rule 405 under the U.S. Securities Act) on Form S-3 or Form F-3;

“Underwritten Offering” means the sale of securities of the Company to an underwriter in connection with a Distribution; and

“WKSI” means a well-known seasoned issuer as defined in Rule 405 under the U.S. Securities Act.

1.2 Rules of Construction

Unless the context otherwise requires, in this Agreement:

(a) “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this Agreement, as amended, supplemented or amended and restated from time to time, including the Schedules attached hereto or to any amendment to this Agreement, and any agreement or instrument supplemental hereto, and unless otherwise expressly stated herein, the expressions “Article”, “Section” and “Schedule” followed by a number or a letter mean and refer to the specified Article, Section or Schedule of this Agreement;

(b) the division of this Agreement into Articles, Sections, subsections and clauses and the insertion of headings and a table of contents are provided for convenience of reference only and shall not affect the construction or interpretation thereof and all references to designated Articles, Sections or other subdivisions or to Schedules, are references to Articles, Sections or other subdivisions or to Schedules of this Agreement;

(c) words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d) the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(e) if any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day;

(f) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time, including every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation which supplements or supersedes such statute or any such regulation;

(g) “Dollar” or “$”, in respect of all amounts referred to in this Agreement and all references to currency in this Agreement, unless otherwise expressly stated, shall mean Canadian dollars; and

(h) any reference to the Investor includes, where the context permits, all Affiliated Transferee of the Investor and any successor thereto resulting from any reorganization of or including the Investor or Affiliated Transferee or any continuance under the laws of another jurisdiction, in each case so long as such transaction is made in compliance with the terms of this Agreement.

1.3 Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the Parties, be made in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, applied on a consistent basis.

Article 2
BOARD of directors

2.1 Board of Directors Nominee

(a) For so long as the Ownership Percentage is at least 10% (provided that if the Ownership Percentage drops below 10% due to any Dilutive Issuance, the Ownership Percentage will be deemed not to be below the 10% threshold for purposes of this Section 2.1 prior to the expiry of the Investor’s right to exercise any applicable Top-Up Right in respect of such Dilutive Issuance), (a) the Investor shall be entitled to designate one nominee for election or appointment to the Board (an “Investor Nominee”) and the Company and the Board shall take all necessary corporate action, to the fullest extent permitted by applicable law, to effect the appointment of the Investor Nominee to fill any available vacancies or nominate such Investor Nominee for election, and (b) the size of the Board shall not be increased to more than seven (7) Directors on the Board without the consent of the Investor. The Investor Nominee must meet the qualification requirements to serve as a Director under applicable law, including the Act (provided that the Investor Nominee need not be a resident of Canada), and the rules of any stock exchange on which the Shares are then listed (the “Conditions”).

(b) The Parties acknowledge that the initial Investor Nominee is Mark Yost and that, as of the date hereof, Mark Yost has been appointed to the Board.

(c) In the event that the Investor is not entitled to nominate an Investor Nominee in accordance with this Section 2.1 because the Ownership Percentage is less than 10%, the Investor shall notify the Company promptly thereof and (i) upon the written request of the Company, use reasonable good faith efforts to cause the Investor Nominee to forthwith resign from the Board; and (ii) if no such request is made, the Investor Nominee shall continue until his, her or their term expires at the next Directors Election Meeting or, if earlier, they otherwise resign or cease to be qualified to act as a Director.

(d) In the event that the Investor has not designated an Investor Nominee, then the Investor shall have the right but not the obligation, at any time, to designate an Investor Nominee, in which case, the Company and the Board shall take all necessary corporate action, to the fullest extent permitted by applicable law, to promptly (i) enable the Investor to designate and effect the election or appointment of such Investor Nominee; and (ii) appoint such Investor Nominee to fill any available vacancies, or to the extent not so permitted, nominate such Investor Nominee for election as a Director at the next Directors Election Meeting in accordance with Section 2.2.

(e) The Company agrees that the Investor Nominee is permitted to and may provide Confidential Information to the Investor, provided that the provision of such Confidential Information is: (i) provided subject to and in accordance with the terms of this Agreement and any confidentiality agreement(s) or obligations in effect between the Company and the Investor and/or its Affiliates and/or the Company and the Investor Nominee, as applicable, (ii) not in breach of, or would not reasonably be expected to result in a breach of, such Investor Nominee’s fiduciary duties to the Company and its shareholders, (iii) provided in the “necessary course of business” (as defined under applicable law, including applicable stock exchange rules) of the Company, and (iv) not in respect of any matter, contract, transaction or arrangement in respect of which the Investor Nominee has an interest required to be disclosed to the Company under the Act or that would be required to be disclosed to the Company under the Act if the Investor Nominee was a director or officer of the Investor or one of its Affiliates.

2.2 Board Nomination Procedure

(a) The Company shall notify the Investor of its intention to hold a Directors Election Meeting immediately upon determining the date of such meeting and shall provide the Investor with such documentation requesting such information regarding the Investor Nominee as required for purposes of completing the Company’s management information circular.

(b) At least 45 days and no more than 60 days before each Directors Election Meeting, the Investor will deliver to the Company (c/o the Compensation and Corporate Governance Committee) in writing the name of the Investor Nominee together with the information regarding such Investor Nominee that the Company is required by applicable law to include in a management information circular of the Company to be sent to shareholders of the Company in respect of such Directors Election Meeting and such other information, including a biography of such Investor Nominee, that is consistent with the information the Company intends to publish about management Nominees as Directors of the Company in such management information circular, as reasonably requested by the Company (the “Nomination Letter”).

(c) If the Investor fails to deliver a Nomination Letter to the Company at least 45 days before the Directors Election Meeting, the Investor shall be deemed to have designated the same Investor Nominee that serves as the Investor’s nominated Director at such time, subject to such individual satisfying the Conditions for re-appointment to the Board, or, if no Investor Nominee serves on the Board at such time, the Company shall be entitled to nominate a Director for election. Nothing in this Section 2.2(c) shall extinguish the rights of any Investor provided for in Section 2.1(d).

(d) Notwithstanding anything to the contrary in this Agreement, each Investor Nominee of the Investor shall, at all times while serving on the Board, meet the Conditions. No Nominee may be a Person who has been convicted of a felony or a Person who is not acceptable to any stock exchange on which the Shares are then listed or any securities regulatory authority having jurisdiction over the Company.

(e) The Investor Nominee of the Investor shall be nominated by or at the direction of the Board or an authorized officer of the Company, including pursuant to a notice of meeting, to stand for election to the Board at the Directors Election Meeting. The Company agrees, to the fullest extent permitted by applicable law, to include the Investor Nominee designated pursuant to Section 2.1 in the slate of Nominees that are proposed for election as Directors by the Company, to include such Investor Nominee in a management information circular of the Company relating to the election of Directors at a Directors Election Meeting, to support the Investor Nominee for election in a manner no less rigorous and favourable in which the Company supports its other Nominees and to recommend the Investor Nominee to be elected as a Director as provided herein and agrees to use its commercially reasonable efforts to solicit proxies and otherwise cause the election of such Investor Nominee to the Board.

2.3 Resignation, Death, Incapacity or Disqualification of Director

In the event of the resignation, death or incapacity of an Investor Nominee that is serving on the Board, or any replacement thereof appointed as a Director pursuant to this Section 2.3, or in the event that such Investor Nominee ceases to satisfy any of the Conditions, the Investor shall be entitled to designate an individual satisfying each of the Conditions to replace such Investor Nominee to serve on the Board by delivery by the Investor of a written notice to the Company within 45 days after such Investor Nominee resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by applicable law and the Company’s constating documents or other organizational documents, the Board shall promptly appoint such individual as a Director, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.2.

2.4 Director Compensation

The Investor Nominee shall be compensated for his or her service on the Board and any Committees of the Board and reimbursed for expenses related to such service consistent with the Company’s policies for Director compensation and reimbursement.

2.5 Governance Policies

The Investor acknowledges that the Investor Nominee will be required to comply with all governance policies of the Company that are applicable to members of the Board, including the Company’s majority voting policy and share ownership guidelines.

2.6 Directors’ and Officers’ Liability Insurance and Indemnification

The Company has obtained from financially sound and reputable insurers, Directors’ and officers’ liability insurance in an amount and on terms and conditions satisfactory to the Board and shall use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued (which, for certainty, shall not be prior to the termination of this Agreement in accordance with its terms). The Investor Nominee shall be entitled to enter into an indemnity agreement with the Company in substantially the form of agreement entered into by current members of the Board, as such form may be amended from time to time.

2.7 Board Committees

Subject to applicable law, including applicable stock exchange rules, for so long as an Investor Nominee serves on the Board, the Investor Nominee shall be a member of the Credit and Risk Committee of the Board.

2.8 Investor Support

During the Restricted Period, the Investor shall, and shall cause its Affiliated Transferees to (a) vote any Shares and New Preferred Shares beneficially owned, or over which control or direction is exercised, by the Investor or its Affiliated Transferees in favour of or abstain from voting on (i) any resolution seeking the election of the Company’s Nominees at a Directors Election Meeting; (ii) any resolution seeking the appointment of the Company’s independent auditor at a meeting of shareholders of the Company; and (iii) any advisory resolution with respect to the Company’s approach to executive compensation; and (b) vote any Shares and New Preferred Shares beneficially owned, or over which control or direction is exercised by the Investor or its Affiliated Transferees against, abstain from voting or withhold from voting on (i) any nominee for election to the Board who is not a nominee proposed by the Company; or (ii) any resolution to remove any Director from the Board; provided, however, that the Investor shall not be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Investor’s sole discretion, with respect to any other matter, including without limitation the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any arrangement, merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company or any other change of control transaction involving the Company.

2.9 Matters Requiring Unanimous Board Approval

(a) During the Restricted Period, the Company shall not (either directly or indirectly through a Subsidiary of the Company) take any of the following actions without the unanimous approval of the Board:

(i) market the sale of any equity interests of Triad or any sale of any material assets thereof, other than sales of assets of Triad in the ordinary course, consistent with past practice;

(ii) acquire (by merger, consolidation, acquisition of shares or assets (not including capital expenditures) or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other Person, or any assets, securities, properties, interests or businesses, other than in the ordinary course, consistent with past practice;

(iii) except as set forth on Schedule A attached hereto, dispose of (by merger, consolidation, disposition of shares or assets or otherwise) directly or indirectly, in one transaction or in a series of related transactions, any equity interests or assets of the Company or any Subsidiary of the Company other than (A) in the ordinary course, consistent with past practice or (B) a disposition of any equity interests or assets of Triad pursuant to an Acquisition Proposal to which Section 7.1 applies; and

(iv) declare, set aside or pay any dividend or other distribution in cash with respect to any class of securities (which, for greater certainty, does not include payments made in accordance with the terms of the Convertible Securities in existence as of the date hereof or dividends or other distributions by the Company’s wholly-owned Subsidiaries) that is not a Permitted Distribution.

(b) Notwithstanding anything to the contrary contained herein, references to any act of the Board being unanimous of requiring unanimity excludes, as applicable, any Director who has actual or potential conflicts of interest in connection with the matter and abstains from voting on any resolution, approval or recommendation in connection with such matter.

Article 3
PRE-EMPTIVE RIGHT and Top-Up Right

3.1 Pre-Emptive Right

(a) During the Restricted Period, subject to applicable laws and the receipt of all required regulatory and other approvals (including the approvals of each stock exchange on which the Shares or Convertible Securities are listed) in the event of any Distribution of Pre-Emptive Right Securities (a “Subsequent Offering”), the Investor shall have the right but not the obligation (the “Pre-Emptive Right”), exercisable in accordance with this Section 3.1, to subscribe, at the subscription price per Pre-Emptive Right Security offered pursuant to the Subsequent Offering and otherwise on substantially the terms and conditions of Subsequent Offering:

(i) in the case of a Subsequent Offering of Shares, such number of Shares that would result in the Investor maintaining the same Ownership Percentage as it held immediately prior to such Subsequent Offering of Shares (subject to Section 3.3); or

(ii) in the case of a Subsequent Offering of Convertible Securities, such number of Convertible Securities that would (assuming the conversion, exercise or exchange of all the Convertible Securities issued in connection with such Distribution, including the Convertible Securities issued pursuant to this Section 3.1) result in the Investor maintaining the same Ownership Percentage as it held immediately prior to such Subsequent Offering of Convertible Securities (subject to Section 3.3), in each case, for greater certainty, after giving effect to any Pre-Emptive Securities acquired by the Investor or any Affiliate thereof pursuant to the Subsequent Offering, other than pursuant to the exercise of the Pre-Emptive Right, if applicable.

(b) Pre-Emptive Right Securities will be offered by way of a separate private placement to the Investor to be completed in accordance with Section 3.1(f), unless the Company and the Investor agree that the Investor will participate directly in the Subsequent Offering.

(c) At least five Business Days prior to the public announcement of the Subsequent Offering (or, in the case of a Subsequent Offering that is a Bought Deal, at least two Business Days), the Company shall deliver to the Investor a notice in writing (the “Subsequent Offering Notice”) setting out (i) the number of Pre-Emptive Securities proposed to be issued; (ii) the material terms and conditions of any Convertible Securities proposed to be issued and any other terms and conditions of such Subsequent Offering; (iii) to the extent known, the subscription price per Pre-Emptive Security proposed to be issued by the Company under such Subsequent Offering; and (iv) the proposed closing date for the issuance of Shares or Convertible Securities to the Investor, assuming exercise of the Pre-Emptive Right by the Investor. In the case of a Subsequent Offering that relates to the exercise of an Over-Allotment Option, the Company shall provide the Subsequent Offering Notice as soon as practicable following the exercise of the Over-Allotment Option.

(d) If the Investor wishes to exercise the Pre-Emptive Right in respect of a particular Subsequent Offering, the Investor shall give written notice to the Company (the “Exercise Notice”) of the exercise of such right and of the number of Shares or Convertible Securities, as applicable, that the Investor wishes to purchase within three Business Days after the date upon which the Subsequent Offering Notice is received by the Investor (or, in the case of a Subsequent Offering that is a Bought Deal, 24 hours) (the “Exercise Notice Period”), provided that if the Investor does not so provide such Exercise Notice prior to the expiration of the Exercise Notice Period, the Investor will not be entitled to exercise the Pre-Emptive Right in respect of such Subsequent Offering. Any Exercise Notice delivered by the Investor shall set forth the aggregate number of each class of securities of the Company beneficially owned, or over which the Investor or any Affiliate thereof exercise control or direction (or any combination thereof), directly or indirectly, as of the date of such Exercise Notice.

(e) If the Company receives a valid Exercise Notice from the Investor within the Exercise Notice Period, then the Company shall, subject to the receipt of all required regulatory and other approvals (including the approvals of each stock exchange on which the Shares or Convertible Securities are listed) on terms and conditions satisfactory to the Company, acting reasonably, which approvals the Company shall use commercially reasonable efforts to obtain (other than any shareholder approvals which the Company shall not under any circumstances be required or obliged to obtain), and subject to compliance with applicable laws, issue to the Investor against payment of the subscription price payable in respect thereof, that number of Pre-Emptive Right Securities set forth in the Exercise Notice.

(f) The closing of the exercise of the Pre-Emptive Right will take place on the closing date set out in the Subsequent Offering Notice, which shall be, to the extent practicable, concurrent with the related issuance pursuant to the Subsequent Offering and, if not practicable, as soon as practicable thereafter. If the closing of the exercise of the Pre-Emptive Right has not been completed by the 90th day following the receipt of the Subsequent Offering Notice (or such earlier or later date as the Parties may agree), provided that the Company has used its commercially reasonable efforts to obtain all required regulatory and other approvals (other than any shareholder approvals, which the Company shall not under any circumstances be required or obliged to obtain), then the Investor may choose to withdraw its Exercise Notice, in which case the Company will have no obligation to issue any Shares or Convertible Securities, as applicable, to the Investor pursuant to such exercise of the Pre-Emptive Right.

(g) If the Investor does not timely elect to exercise its Pre-Emptive Right in full, then the Company shall be free for a period of 90 days following the expiration of the Exercise Notice Period to sell the Shares or Convertible Securities, as applicable, subject to the Subsequent Offering Notice on terms and conditions not materially more favorable to the purchasers thereof; provided that any Shares or Convertible Securities offered or sold by the Company after such 90-day period, or any Shares or Convertible Securities offered or sold by the Company during such 90-day period on terms and conditions materially more favorable to the purchasers thereof than those offered to the Investor in the Subsequent Offering Notice, must, in either case, be reoffered to the Investor pursuant to this Section 3.1 as though it were a new Subsequent Offering.

3.2 Top-Up Right

(a) Without limiting Section 3.1, the Company agrees that, for so long as the Ownership Percentage is at least 10% (provided that if the Ownership Percentage drops below 10% due to any Dilutive Issuance, the Ownership Percentage will be deemed not to be below the 10% threshold for purposes of this Section 3.2(a) prior to the expiry of the Investor’s right to exercise any applicable Top-Up Right in respect of such Dilutive Issuance), subject to the terms of this Section 3.2:

(i) the Investor shall have the right to subscribe for and to be issued in connection with the issuance of Shares pursuant to an Exempt Distribution (a "Dilutive Issuance") up to such number of Shares (the "Top-up Shares") that will allow the Investor to have an Ownership Percentage after giving effect to the Dilutive Issuances referenced in the Top-up Notice (as defined below) and the issuance of such Top-up Shares as it would have had without giving effect to such Dilutive Issuances (such right, the “Top-up Right”); and

(ii) the Top-up Right shall be exercisable at any time following one or more Dilutive Issuances resulting in the reduction of the Ownership Percentage by 1.0% or more in the aggregate (the “Top-Up Threshold”).

(b) Within 10 Business Days of the date on which one or more Dilutive Issuances occurs resulting in the Top-Up Threshold being exceeded, the Company shall deliver a written notice (a "Top-up Notice") to the Investor notifying the Investor that the Top-up Threshold has been exceeded and setting out: (i) the aggregate number of Shares issued in such Dilutive Issuances, (ii) the total number of issued and outstanding Shares following such Dilutive Issuances; and (iii) the total number of Top-Up Shares that the Investor is permitted to subscribe for pursuant to the Top-Up Right.

(c) If the Investor wishes to exercise its Top-up Right after receipt of a Top-up Notice, the Investor shall deliver a written notice to the Company (a “Top-up Exercise Notice”) of its intention to exercise such Top-up Right and of the number of Shares that the Investor wishes to purchase, within three Business Days after the date upon which the Top-up Notice is received by the Investor (the “Top-Up Notice Period”). If the Investor fails to deliver a Top-Up Exercise Notice within the Top-Up Notice Period, then the Top-Up Right of the Investor in respect of the Dilutive Issuances referenced in the Top-Up Notice is extinguished. Any Top-Up Exercise Notice delivered by the Investor shall set forth the aggregate number of each class of securities of the Company beneficially owned, or over which the Investor and any Affiliates thereof exercise control or direction (or any combination thereof), directly or indirectly, as of the date of such Top-Up Exercise Notice.

(d) If the Investor delivers such Top-up Exercise Notice in accordance with Section 3.2(c), then, subject to compliance with applicable Laws and the receipt of all required regulatory and other approvals (including the approvals of each stock exchange on which the Shares are then listed) on terms and conditions satisfactory to the Company, acting reasonably, which approvals the Company shall use commercially reasonable efforts to obtain (other than any shareholder approvals which the Company shall not under any circumstances be required or obliged to obtain), the Company shall promptly, and in any event within 30 days of the date on which the relevant Top-up Exercise Notice was delivered to the Company, issue to the Investor against payment of a subscription price per Top-Up Share equal to the Market Price calculated as at the date of the Top-Up Exercise Notice, the number of Top-up Shares that the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Top-up Exercise Notice.

(e) If the Investor is restricted from trading in securities of the Company pursuant to Applicable Securities Laws or the Company’s insider trading policy for the duration of any Top-Up Notice Period, the relevant exercise period shall be extended until the second Business Day following the termination of such restriction.

3.3 Limitation on Pre-Emptive Right and Top-Up Right.

Notwithstanding anything to the contrary in this Agreement, unless the Company has obtained any approval of its shareholders required under applicable law or stock exchange rules, including the rules of the TSX (which the Company shall not under any circumstances be required or obliged to obtain), the Company will not be obligated to issue any portion of Shares or Convertible Securities pursuant to the exercise of the Pre-Emptive Right or Top-Up Right as would result in the Investor, together with any of its Affiliates or other Persons acting jointly or in concert with the Investor, beneficially owning or exercising control or direction over more than 19.9% of the issued and outstanding Shares.

Article 4
REGISTRATION RIGHTS

4.1 Piggy-Back Registration Rights

(a) If, following expiry of the Restricted Period, the Company proposes to file a U.S. Registration Statement in the United States with respect to any Shares (other than pursuant to a U.S. Registration Statement (i) on Form S-4, Form F-4, Form F-10 (to the extent such U.S. Registration Statement on Form F-10 is filed in connection with an exchange offer or business combination) or any successor or similar form to such forms under the U.S. Securities Act, (ii) on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement) or any successor or similar form to such forms under the U.S. Securities Act, (iii) filed in connection with any dividend reinvestment or similar plan or (iv) filed in connection with an offering of debt that is convertible into Shares) or a Prospectus in Canada the Company will give the Investor written notice thereof as soon as practicable (and in any event no less than three Business Days if the Distribution is not to be effected as a Bought Deal) before the anticipated filing date of such U.S. Registration Statement or Prospectus, as applicable (or, in the case of a Bought Deal, no less than one Business Day prior to the launch or pricing thereof, respectively) (the “Piggy-Back Notice”) provided that at such time, the Ownership Percentage is not less than 10%.

(b) The Investor shall be entitled, by notice in writing (the “Piggy-Back Request”) delivered within two Business Days after receipt of the Piggy-Back Notice (provided that, if the appliable Distribution is effected as a Bought Deal, the Investor shall respond within 24 hours), to request that the Company cause any or all of the Registrable Shares to be included in such U.S. Registration Statement or Prospectus (such registration being hereinafter referred to as a “Piggy-Back Registration”) in accordance with the procedures set forth in Schedule B. The Investor shall specify in the Piggy-Back Request the number of Registrable Shares which the Investor desires to offer and sell (the “Piggy-Back Shares”).

(c) Notwithstanding the foregoing, the Company shall not be required to include the Piggy-Back Shares in any Piggy-Back Registration if the Company is advised by its lead underwriter or underwriters that the inclusion of all of the Piggy-Back Shares may have an adverse effect on the Distribution or sales price of the securities being offered by the Company pursuant to such Piggy-Back Registration, in which case the maximum number of Shares that the lead underwriter or underwriters advise should be included in the Piggy-Back Registration will be allocated as follows: (x) first, to the number of Shares that the Company proposed to Distribute; and (y) second, to the number of Piggy-Back Shares, if any, that may be included in such Piggy-Back Registration, subject to not exceeding such maximum number of Shares.

(d) With respect to (i) a Canadian Registration, the Company may, at any time prior to the issuance of a receipt for a final Prospectus or filing of any Prospectus supplement in connection with a Piggyback Registration; and (ii) a U.S. Registration, the Company may, at any time prior to the filing of any U.S. Registration Statement (or, in the case of “take-down” off of a U.S. Shelf

Registration Statement, prior to the pricing thereof), in each case, at its sole discretion and without the consent of the Investor, withdraw such Prospectus and/or U.S. Registration Statement and abandon or delay the proposed Distribution in which the Investor has requested to participate pursuant to the Piggy-Back Request. The Investor shall have the right to withdraw all or part of its request for inclusion of its Registrable Shares in a Piggy-Back Registration by giving written notice to the Company of its request to withdraw prior to the time periods referred to in the immediately preceding sentence.

4.2 Registration Expenses

(a) All Distribution Expenses incurred in respect of a Piggy-Back Registration shall be borne by the Company. The Investor will bear the fees and expenses of its external legal counsel.

(b) All Selling Expenses in respect of a Piggy-Back Registration will be borne by the Investor and the Company in proportion to the number of Shares sold by each relative to the total number of Shares sold pursuant to the U.S. Registration Statement or Prospectus in respect of the Piggy-Back Registration.

4.3 Rights and Obligations of the Investor

The Investor will furnish to the Company such information and execute such documents regarding the Registrable Shares and the intended method of disposition thereof as the Company may reasonably require in order to permit participation by the Investor under a Piggy-Back Registration. If an Underwritten Offering is contemplated, the Investor shall execute an underwriting agreement or agency agreement containing customary representations, warranties and indemnities (and contribution covenants) relating only to written information furnished by or on behalf of the Investor expressly for use in connection with such U.S. Registration Statement or Prospectus (the “Shareholder Information”) for the benefit of the Company and the underwriters; provided that the obligation to indemnify shall be limited to the gross proceeds received by the Investor from the sale of Registrable Shares pursuant to such Piggy-Back Registration and will apply only to any misrepresentations or omissions of material facts in relation to the Shareholder Information, and shall otherwise be in accordance with Section 4.4 hereof. The Investor shall notify the Company immediately upon the discovery of, or the occurrence of any event as a result of which the U.S. Registration Statement or Prospectus includes, an untrue statement of a material fact with respect to the Investor, in its capacity as selling securityholder, or omits to state a material fact with respect to the Investor, in its capacity as selling securityholder, required to be stated therein or necessary to make the statements therein with respect to the Investor, in its capacity as selling securityholder, not misleading in light of the circumstances under which they are made.

4.4 Indemnification

(a) In connection with any Piggy-Back Registration, the Company will indemnify and hold harmless, to the fullest extent permitted by law, the Investor and its directors, officers, employees, advisors, agents and representatives from and against all losses, claims, suits, investigations, proceedings, actions, damages and liabilities, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims, commenced or threatened, and any and all reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of external counsel of the Investor that may be reasonably incurred in investigating, preparing for and/or defending any action, suit, proceeding, investigation or claim made or threatened against the Investor or in enforcing this indemnity as incurred, arising out of or based upon: (a) any untrue or alleged untrue statement of a material fact contained in any U.S. Registration Statement or Prospectus in respect of a Piggy-Back Registration or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) any failure by the Company to comply with Applicable Securities Laws or any “blue sky” law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; provided that the Company will not be liable under this Section 4.4(a) for any settlement of any action effected without its written consent, which consent will not be unreasonably withheld or delayed; provided further that the indemnity provided for in this Section 4.4(a), in respect of the Investor and its directors, officers, employees, advisors, agents and representatives will not apply to any loss, liability, claim, damage or expense to the extent arising out of or based upon any untrue statement or omission made in reliance on the Shareholder Information. Any amounts advanced by the Company to an Indemnified Party pursuant to this Section 4.4(a) as a result of such losses will be promptly returned to the Company if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Company.

(b) In connection with any Piggy-Back Registration, the Investor will indemnify and hold harmless to the fullest extent permitted by law the Company and each of the Company’s Directors, officers, employees, advisors, agents and representatives from and against all losses, claims, suits, investigations, proceedings, actions, damages and liabilities, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims, commenced or threatened, and any and all reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of external counsel of the Company that may be reasonably incurred in investigating, preparing for and/or defending any action, suit, proceeding, investigation or claim made or threatened against the Company or in enforcing this indemnity, as incurred, arising out of or based upon: (a) any untrue or alleged untrue statement of a material fact contained in any U.S. Registration Statement or Prospectus in respect of a Piggy-Back Registration or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) any failure by the Investor to comply with Applicable Securities Laws or any “blue sky” laws applicable to the Investor and relating to action or inaction required of the Investor in connection with any such registration, qualification or compliance, but in any case only with respect to untrue statements or omissions made in the U.S. Registration Statement or Prospectus included solely in reliance upon the Shareholder Information; provided that the Investor will not be liable under this Section 4.4(b) for any settlement of any action effected without its written consent, which consent will not be unreasonably withheld or delayed. Any amounts advanced by the Investor to an Indemnified Party pursuant to this Section 4.4(b) as a result of such losses will be promptly returned to the Investor if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Investor.

(c) Notwithstanding any provision of this Agreement, in connection with any Piggy-Back Registration, in no event will the Investor be liable for indemnification or contribution hereunder for an amount greater than the gross proceeds actually received by the Investor.

4.5 Defence of Action by Indemnifying Parties

(a) Each Party entitled to indemnification under this Article 4 (the “Indemnified Party”) will give written notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to the provisions of this Article 4 except to the extent of the damage or prejudice, if any, suffered by such delay in notification. The Indemnifying Party will assume the defence of such action, including the employment of counsel to be chosen by the Indemnifying Party to be reasonably satisfactory to the Indemnified Party, and payment of expenses. The Indemnified Party will have the right to employ its own counsel in any such case, but the reasonable legal fees and documented out-of-pocket expenses of such counsel will be at the expense of the Indemnified Party, unless (a) the employment of such counsel is authorized in writing by the Indemnifying Party in connection with the defence of such action, (b) the Indemnifying Party fails to assume the defence of such claim within a reasonable time after receipt of notice of such claim (including not having employed counsel to take charge of the defence of such claim), or (c) the Indemnified Party reasonably concludes, based on the opinion of counsel, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims, including because there may be defences available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in each of cases (b) and (c), the Indemnifying Party will not have the right to direct the defence of such action on behalf of the Indemnified Party if the Indemnified Party notifies the Indemnifying Party that the Indemnified Party has elected to employ separate counsel), in any of which events the reasonable fees and expenses will be borne by the Indemnifying Party.

(b) No settlement of any claim or admission of liability may be made by the Indemnifying Party without the prior written consent of the Indemnified Party, acting reasonably, or unless the Indemnifying Party acknowledges in writing that the Indemnified Party is entitled to be indemnified in respect of such claim and such settlement, compromise or judgment: (a) includes an unconditional release of the Indemnified Party from all liability arising out of such claim; and (b) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of the Indemnified Party.

4.6 Contribution

If the indemnification provided for in this Article 4 is unavailable to a Party that would have been an Indemnified Party under this Article 4 in respect of any losses, liabilities, claims, damages and expenses referred to herein, then the Party that would have been the Indemnifying Party hereunder will, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages and expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other hand in connection with the statement or omission that resulted in such losses, liabilities, claims, damages and expenses, as well as any other relevant equitable considerations. The relative fault will be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a Party under this Section 4.6 as a result of the losses, liabilities, claims, damages and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 4.6 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 4.6. With respect to this Section 4.6, the Investor shall not in any event be liable to contribute, in the aggregate, any amount in excess of the gross proceeds actually received by the Investor in connection with the Piggy-Back Registration. Notwithstanding the foregoing, however, no Person guilty of fraud or fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) will be entitled to contribution from any Person who was not guilty of fraud or fraudulent misrepresentation.

4.7 Survival

The indemnification provided for under this Article 4 will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party.

4.8 Conflict

Notwithstanding the foregoing, to the extent that the provisions regarding indemnification and contribution contained in the underwriting agreement or agency agreement entered into in connection with an Underwritten Offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement or agency agreement shall prevail.

4.9 Acting as Trustee

(a) The Company hereby acknowledges and agrees that, with respect to this Article 4, the Investor is contracting as agent for the applicable Indemnified Parties referred to in Section 4.5. In this regard, the Investor will act as trustee for such Indemnified Parties of the covenants of the Company under this Article 4 with respect to such Indemnified Parties and accepts these trusts and will hold and enforce those covenants on behalf of such Indemnified Parties.

(b) The Investor hereby acknowledges and agrees that, with respect to this Article 4, the Company is contracting on its own behalf and as agent for the other Indemnified Parties referred to in Section 4.5. In this regard, the Company will act as trustee for such Indemnified Parties of the covenants of the Investor under this Article 4 with respect to such Indemnified Parties and accepts these trusts and will hold and enforce those covenants on behalf of such Indemnified Parties.

Article 5
TRANSFER OF SECURITIES

5.1 Restrictions on Transfer

(a) During the Restricted Period, subject to Section 5.2, the Investor shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Company:

(i) offer, sell, contract to sell, pledge, assign, transfer or otherwise dispose of, directly or indirectly, any Purchased Shares, or agree or commit to do any of the foregoing (any such transaction, a “Transfer” and the words “Transferred” and “Transferring” have corresponding meanings), it being understood that in the event that any Affiliated Transferee ceases or would cease upon the occurrence of a specified event to be controlled by the Investor, such event shall be deemed to constitute a Transfer subject to the restrictions on Transfer set out in this Article 5); or

(ii) engage in any hedging or other transaction or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to or which could reasonably be expected to lead to or result in (i) a Transfer (whether by the Investor, any of the Investor’s Affiliates, or by someone other than the Investor or its Affiliates); (ii) a change in or transfer of any voting rights or entitlements of the Investor or any of the Affiliated Transferees, in whole or in part, directly or indirectly, under any Purchased Shares or New Preferred Shares (including any change of control or direction over such voting rights or entitlements by way of agreement, instrument of proxy, pursuant to remedies available to a secured party, or otherwise); or (iii) a change in or transfer of any of the economic consequences of ownership of the Investor or any of the Affiliated Transferees, in whole or in part, directly or indirectly, in respect of any Purchased Shares, in each case whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Purchased Shares or other securities, in cash or otherwise, or agree to commit to do any of the foregoing.

(b) Subject to Section 5.2, the Investor shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Company:

(i) offer, sell, contract to sell, pledge, assign, transfer or otherwise dispose of, directly or indirectly, any New Preferred Shares, or agree or commit to do any of the foregoing (any such transaction, a “Transfer” and the words “Transferred” and “Transferring” have corresponding meanings), it being understood that in the event that any Affiliated Transferee ceases or would cease upon the occurrence of a specified event to be controlled by the Investor, such event shall be deemed to constitute a Transfer subject to the restrictions on Transfer set out in this Article 5); or

(ii) engage in any hedging or other transaction or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that is designed to or which could reasonably be expected to lead to or result in (i) a Transfer (whether by the Investor, any of the Investor’s Affiliates, or by someone other than the Investor or its Affiliates); (ii) a change in or transfer of any voting rights or entitlements of the Investor or any of the Affiliated Transferees, in whole or in part, directly or indirectly, under any New Preferred Shares (including any change of control or direction over such voting rights or entitlements by way of agreement, instrument of proxy, pursuant to remedies available to a secured party, or otherwise); or (iii) a change in or transfer of any of the economic consequences of ownership of the Investor or any of the Affiliated Transferees, in whole or in part, directly or indirectly, in respect of any New Preferred Shares, in each case whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of New Preferred Shares or other securities, in cash or otherwise, or agree to commit to do any of the foregoing.

5.2 Permitted Transfers

The restrictions in Section 5.1 shall not apply in respect of a Transfer by the Investor or any of its Affiliated Transferees of all or any of the Purchased Shares or New Preferred Shares held by the Investor or its Affiliated Transferees:

(a) to the Company or any of its wholly-owned Subsidiaries;

(b) to an Affiliate of the Investor that has agreed in writing prior to such Transfer to be bound by, and subject to, this Agreement pursuant to a written joinder instrument (in form and substance satisfactory to the Company, acting reasonably) pursuant to which the Affiliate agrees to (i) be bound by the terms of this Agreement; and (ii) Transfer all Shares or New Preferred Shares, as applicable, acquired by it pursuant to such Transfer back to the Investor or its applicable Affiliate at or before such time as the transferee ceases to be an Affiliate of the Investor;

(c) by way of a tender pursuant to a take-over bid (as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids) in respect of the Shares made in compliance with Canadian Securities Laws; or

(d) pursuant to a statutory plan of arrangement or other business combination involving the Company that requires the approval of the holders of Shares.

Article 6
STANDSTILL

6.1 Standstill

(a) During the Restricted Period, subject to Section 6.1(b) and Section 6.1(c), the Investor shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Company:

(i) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, amalgamation, consolidation, take-over bid, business combination or in any other manner, any Shares, securities (including Convertible Securities) or assets of the Company or its Affiliates;

(ii) solicit proxies of shareholders of the Company, or seek to advise or influence any other Person with respect to the voting of any securities of the Company, or form, join or in any way participate in a proxy or proxy solicitation or dissident shareholder group, in each case for any such purpose;

(iii) otherwise act, alone or jointly or in concert with others, to seek to control or influence, in any manner, the management, Board or policies of the Company or its Affiliates; provided it is understood that the foregoing shall not limit in any respect the rights of the Investor (or any Investor Nominee) set forth in Article 2 or prevent the Investor from having discussions with management in which the Investor communicates its views regarding such matters or commit the Investor to vote in favour of management’s recommendation on any matter other than as specified in Section 2.8 and Section 7.1(f);

(iv) take any actions, directly or indirectly, that question the validity or effectiveness of any shareholder rights plan, rights agreements or any other “poison pill” or other antitakeover arrangement of the Company (collectively, a “Plan”) or any securities that may be issued pursuant thereto, or seek to cause any Person, court or regulatory body to “cease trade” or otherwise restrict the operation of such a Plan;

(v) have any discussions or enter into any arrangements, understandings or agreements, whether written or oral, with, or knowingly advise, finance, aid, assist, encourage or act jointly or in concert with, any other Persons in connection with any of the foregoing; or

(vi) make any public announcement with respect to the foregoing, except as may be required by applicable law, regulatory authorities or stock exchanges.

(b) The restrictions in Section 6.1(a) shall cease to apply:

(i) upon a public announcement by the Company that it has agreed to a merger, business combination, amalgamation, arrangement or direct or indirect sale of all or substantially all of its assets to a Third Party which, if the transaction (other than a sale of all or substantially all of its assets) is successfully completed, will result in the shareholders of the Company holding less than 50.0% of the voting securities of the resulting corporation or entity (or its parent corporation or entity, if the resulting corporation or entity is to be a wholly-owned Subsidiary of another corporation or entity after the successful completion of the transaction); or

(ii) upon the commencement or public announcement of a bona fide take-over bid for the Shares by a Third Party.

(c) Notwithstanding anything to the contrary herein, this Section 6.1 shall in no way limit, restrict or prohibit the Investor during the Restricted Period from:

(i) acquiring Pre-Emptive Right Securities pursuant to the exercise of its Pre-Emptive Right or Top-Up Shares pursuant to the exercise of its Top-Up Right;

(ii) making a confidential proposal (a “Proposal”) to the Board regarding any of the transactions or activities contemplated in Section 6.1(a), to enter into discussions or negotiations with the Board (or with one or more individuals designated by the Board for such purpose) with respect to the terms of any such Proposal and to enter into any agreement with the Company providing for the consummation of such Proposal; provided that the Investor shall not under any circumstances make any public disclosure of the making of or terms of such Proposal or agreement except with the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion;

(iii) commencing a take-over bid to acquire all of the Shares of the Company not already owned by the Investor and its Affiliates; or

(iv) exercising its rights or complying with its obligations under Section 7.1.

Article 7
ADDITIONAL COVENANTS

7.1 Right to Match

(a) If the Company receives an Acquisition Proposal from any Person or group of Persons, other than the Investor or any of its Affiliates (a “Potential Acquiror”), during the Restricted Period, pursuant to which the Company has negotiated a form of definitive agreement that the Board has, in good faith, determined that it would be prepared to approve (the “Triggering Proposal”), the Company may enter into a definitive agreement with respect to such Acquisition Proposal if and only if:

(i) the Company has delivered to the Investor a written notice of the determination of the Board that the Triggering Proposal constitutes an Acquisition Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Triggering Proposal (an “Acquisition Proposal Notice”);

(ii) the Company has provided the Investor with a copy of the proposed definitive agreement for the Triggering Proposal and all supporting materials supplied to the Company in connection therewith;

(iii) at least five Business Days have elapsed from the date that is the later of the date on which the Investor received the Acquisition Proposal Notice and the date on which the Investor received all of the materials set forth in Section 7.1(a)(ii) (the “Matching Period”);

(iv) during the Matching Period, the Investor has had an opportunity (but not the obligation) in accordance with Section 7.1(b), to make an Acquisition Proposal to the Company that is intended to be a Matching Proposal (the “Right to Match”);

(v) after the Matching Period, the Board has determined in good faith, after consultation with outside legal counsel, that it has not received an Acquisition Proposal from the Investor that constitutes a Matching Proposal and the Company has provided written notice of such determination to the Investor; and

(vi) if the Investor receives the notice described in Section 7.1(a)(v) despite having made an Acquisition Proposal that was intended to be a Matching Proposal during the Matching Period, (A) the Investor fails to provide to the Company within 24 hours following receipt of such notice (the “Cure Period”) with an Acquisition Proposal that is intended to be a Matching Proposal, or (B) the Board has determined in good faith, after consultation with outside counsel, that any Acquisition Proposal provided during the Cure Period does not constitute a Matching Proposal.

(b) During the Matching Period or Cure Period, or such longer period as the Company may approve in writing for such purpose: (i) the Board shall review any Acquisition Proposal made by the Investor or any of its Affiliates under Section 7.1(a)(iv), in consultation with legal counsel, to determine whether such proposal is a Matching Proposal; and (ii) if the Board determines that such Acquisition Proposal is a Matching Proposal, the Company shall negotiate in good faith with the Investor to enter into a definitive agreement in respect of such Matching Proposal.

(c) Each successive amendment or modification to any Triggering Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.1 and the Investor shall be afforded a new Matching Period in connection therewith, provided that, notwithstanding Section 7.1(a)(iii) above, the duration of such Matching Period shall be three Business Days rather than five Business Days.

(d) If the Investor does not deliver a Matching Proposal to the Company within the Matching Period or Cure Period, then the Company shall be entitled for a period of ten days after the expiry of the applicable Matching Period and Cure Period to enter into a definitive agreement in respect of the Triggering Proposal.

(e) Upon the expiry of the Restricted Period, the Right to Match granted to the Investor pursuant to this Section 7.1 and the obligations of the Company in connection therewith shall terminate and be of no further force or effect.

(f) In the event that none of the Investor or its Affiliates submits a Matching Proposal to the Company pursuant to Section 7.1(a)(iv) or Section 7.1(a)(vi), then, for so long as the definitive agreement resulting from the Triggering Proposal remains in effect and the transaction represented thereby is supported by the Board, the Investor shall, and shall cause its Affiliated Transferees to (i) vote any Shares and New Preferred Shares beneficially owned, or over which control or direction is exercised, by the Investor or its Affiliated Transferees in favour of or abstain from voting on any resolution to approve the transaction, or any resolution required to facilitate the transaction, resulting from, and on terms materially consistent with (including that there be no decrease in the amount of any consideration payable for the Shares and New Preferred Shares), the Triggering Proposal; and (ii) tender any Shares and New Preferred Shares, as applicable, beneficially owned, or over which control or direction is exercised, by the Investor or its Affiliated Transferees, to any take-over bid, tender offer, exchange offer or other similar offer resulting from, and on terms materially consistent with (including that there be no decrease in the amount of any consideration payable for the Shares and New Preferred Shares), the Triggering Proposal.

(g) Upon receipt of an Acquisition Proposal, the Company shall promptly notify the Potential Acquiror of the rights and obligations of the Company and the Investor set forth in this Section 7.1.

7.2 Restriction on Private Placements to Competitors

During the Restricted Period, without the prior written consent of the Investor, the Company shall not knowingly issue or offer to issue any Shares or Convertible Securities to a Competitor by way of a private placement or other directly negotiated transaction other than the issuance of Shares upon the exercise or settlement of Convertible Securities outstanding on the date hereof.

7.3 Confidentiality Obligations

(a) The Investor shall, and will cause its Representatives to, treat confidentially all Confidential Information. The Investor shall, and will cause its Representatives to, not disclose any Confidential Information or use any Confidential Information other than for the purposes of monitoring, administering or managing the Investor’s investment in the Company and the Captive FinanceCo; provided that, subject to Section 7.3(b), the Investor may disclose any of the Confidential Information to its Representatives.

(b) As a condition to the furnishing of Confidential Information to a Representative, the Investor shall inform such Representative of the confidential nature of, and restriction on use of, such Confidential Information. The Investor shall be responsible for any breach of the confidentiality and restricted use provisions of this Section 7.3 applicable to its Representatives by its Representatives (unless such Representative has obligations of confidentiality directly to the Company and its Subsidiaries). The Investor shall take all reasonable measures, at the Investor’s sole expense, to restrain its Representative from making unauthorized disclosure or use of the Confidential Information.

(c) The Investor acknowledges that it is subject to restrictions imposed by Canadian Securities Laws on the purchase or sale of securities of the Company while in the possession of material non-public information concerning the Company, and on the communication of that information to any other Person. The Investor agrees to inform those of its Representatives provided with any Confidential Information of such restrictions and to abide by, and to ensure its Representatives abide by, such restrictions.

(d) Confidential Information shall at all times remain the property of the Company or one or more of the Company’s Affiliates, as the case may be, and by making Confidential Information or other information available to the Investor, neither the Company nor any of the Company’s Affiliates shall be deemed to be granting any licence or other right under or with respect to any trade secret, patent, copyright, trademark or other proprietary or intellectual property right.

(e) If the Investor or any of its Representatives is requested or required to disclose all or any part of the Confidential Information in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative or legislative body or committee or any self-regulatory body (including any securities exchange or the Financial Industry Regulatory Authority), or otherwise as requested or required by applicable law or regulation, the Investor shall, to the fullest extent permitted by law, (a) promptly notify the Company of the request or requirement; (b) consult with the Company on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement; and (c) if requested by the Company, cooperate with the Company (at the Company’s expense) to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the Company waives compliance with the provisions of this Section 7.3(e), the Investor or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which the Investor is advised by written opinion of counsel is legally required to be disclosed, and shall exercise the Investor’s best efforts to obtain assurance that confidential treatment will be accorded such portion.

(f) At any time following the first date on which the Investor ceases to be entitled to nominate an Investor Nominee pursuant to Section 2.1(a), upon request by the Company, the Investor shall, and shall cause its Representatives to: (a) return promptly to the Company all physical copies of the Confidential Information, excluding Notes, then in the Investor’s possession or in the possession of its Representatives; and (b) destroy all (i) electronic copies of the Confidential Information; and (ii) all Notes (including electronic copies thereof) prepared by Investor or any of its Representatives, in a manner that ensures that such Notes may not be retrieved or undeleted by the Investor or any of its Representatives. Notwithstanding the foregoing, the Company acknowledges and agrees that the Investor will be permitted to retain (and not be under any obligation to return or destroy): (A) any Confidential Information that is contained in automatically generated electronic back-up files in the Investor’s computers or the computers of any of the its Representatives that cannot be destroyed without undue efforts and to which access is limited; or (B) any Confidential Information that the Investor or its Representatives are required to keep as a matter of legal or regulatory obligation, governmental or court order; provided that, in each case, any Confidential Information is retained in accordance with the terms and conditions of this Agreement.

7.4 Tax Cooperation

(a) The Company shall cooperate with the Investor on a commercially reasonable basis to minimize any applicable withholding taxes on any dividend, distribution or other amount paid or credited or deemed to be paid or credited to the Investor. Investor shall provide the Company with such forms or other documents, if any, as are required by applicable law to reduce or avoid withholding, and shall provide such other forms or documents as may be reasonably requested by the Company to determine its withholding obligations or to comply with its obligations under this Section 7.4(a). Nothing in this Section 7.4(a) shall obligate Investor to disclose proprietary or confidential information.

(b) Based on the applicable Law in effect on the date of this Agreement, the Company does not intend to withhold any amount in respect of Tax on a conversion of all or any portion of the New Preferred Shares for Shares (except, for the avoidance of doubt, in respect of any dividend paid by the Company in connection with and immediately before a conversion).

(c) The parties acknowledge that it is intended that section 51 of the Income Tax Act (Canada) will apply to a conversion of the New Preferred Shares to Shares pursuant to the terms of the New Preferred Shares. Nevertheless, the Company agrees that, if requested by the Investor, it shall jointly enter into an election with the Investor pursuant to section 85 of the Income Tax Act (Canada) in respect of a conversion of New Preferred Shares to Shares. The Investor will prepare any such election(s) at its expense and will determine the elected amount(s) for purposes of such election(s) within the limits provided for in section 85 of the Income Tax Act (Canada). The Investor will provide any such election(s) to the Company for its signature no less than thirty (30) days prior to the filing deadline, and such executed elections will be timely returned to the Investor who shall be responsible for timely filing such election(s). None of the Company or its respective advisors or agents will be responsible or liable for any taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete or file such election(s) in the form and manner and within the time prescribed by applicable tax laws, unless such taxes, interest, penalties, damages or expenses result solely from the failure by the Company to fulfill its obligations in this Section 7.4(c).

Article 8
AMENDMENTS

8.1 Amendments and Modifications

This Agreement may not be orally amended, modified, extended or terminated. This Agreement may be amended, modified, extended or terminated only by an agreement in writing signed by each of the Company and the Investor. Each such amendment, modification, extension or termination shall be subject to prior approval by the TSX (for so long as the Company is subject to the rules thereof) and shall binding upon each Party hereto.

8.2 Changes in Capital of the Company

The terms of this Agreement shall apply mutatis mutandis to any shares or other securities:

(a) resulting from the conversion, reclassification, redesignation, subdivision, consolidation of other change to any of the shares of the Company held by the Investor; or

(b) of the Company or any successor body corporate that may be received by the Investor on a merger, amalgamation, arrangement or other reorganization of or including the Company; and

prior to any action referred to in (a) or (b) above being taken the Parties shall give due consideration to any changes that may be required to this Agreement in order to give effect to the intent of this Section 8.2.

Article 9
General

9.1 Authority; Effect.

Each Party hereto represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties hereto, or to constitute any of such Parties members of a joint venture or other association.

9.2 Termination

(a) This Agreement will automatically terminate upon the earliest to occur of the following events:

(i) the date on which, following the end of the Restricted Period, the Ownership Percentage is less than 10% (provided that if the Ownership Percentage drops below 10% due to any Dilutive Issuance, the Ownership Percentage will be deemed not to be below the 10% threshold for purposes of this Section 9.2(a)(i) prior to the expiry of the Investor’s right to exercise any applicable Top-Up Right in respect of such Dilutive Issuance);

(ii) the Agreement is terminated by written agreement of the Parties; or

(iii) the dissolution or liquidation of the Company.

(b) Notwithstanding anything to the contrary contained herein, this Article 9 shall survive the termination of this Agreement indefinitely and Section 7.3 shall survive the termination of this Agreement for a period of two years following such termination.

9.3 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided that notwithstanding the foregoing, (a) the Company shall be permitted to assign this Agreement and its rights, interests and obligations hereunder without the prior written consent of the Investor to the successor or surviving entity in any amalgamation, merger, arrangement or other business combination or other transaction involving a change of control of the Company, and (b) this Section 9.3 shall not prohibit any Transfer permitted under Article 5; provided, further, that in the event of any such assignment pursuant to clause (b), the Investor will remain liable for all of its obligations under this Agreement.

9.4 Co-operation

In respect of all Distributions that occur during the term of this Agreement, the Company, the Investor and each of their respective representatives shall use reasonable commercial efforts to comply with all Applicable Securities Laws and stock exchange requirements, including the execution and filing of all necessary documents and the taking of all such other steps as may be necessary under Applicable Securities Laws and stock exchange requirements.

9.5 Further Assurances

Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

9.6 Time

Time is of the essence of this Agreement.

9.7 Enurement

This Agreement is binding upon and enures to the benefit of the Parties and their respective successors and permitted assigns.

9.8 Public Filing

The Parties hereby consent to the public filing of this Agreement if any Party is required to do so by law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

9.9 Notices to Parties

Any notice, approval, consent, information, payment, request or other communication (in this Section, a “Notice”) to be given under or in connection with this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(a) if to the Company:

ECN Capital Corp.
777 South Flagler Drive, Suite 800 East
West Palm Beach, FL 33401

Attention: Michael Lepore
E-mail: [Redacted]

with a copy (which shall not constitute Notice) to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, ON
M5L 1A9

Attention: David Toswell / Michael Hickey
Email: david.toswell@blakes.com / michael.hickey@blakes.com

(b) if to the Investor:

Skyline Champion Corporation

755 West Big Beaver Road, Suite 1000

Troy, Michigan 48084

Attention: Laurie Hough

E-mail: [Redacted]

with a copy (which shall not constitute Notice) to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention: Erik Belenky

E-mail: ebelenky@kslaw.com

and

McCarthy Tetrault

66 Wellington St. W., Suite 5300

Toronto, Ontario M5K 1E6

Attention: Robert Hansen

E-mail: rhansen@mccarthy.ca

Unless otherwise specified herein, such Notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving Notice as aforesaid to each of the other Parties hereto.

An accidental omission in the giving of, or failure to give, a Notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such Notice was or was intended to be given.

9.10 Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral agreements between such Parties, in connection with the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, relating to the subject matter hereof except as specifically set forth in this Agreement.

9.11 Waiver

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

9.12 Consent

Where a provision of this Agreement requires an approval or consent by a Party and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement, then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

9.13 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Each Party agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding and irrevocably submits to the nonexclusive jurisdiction of such courts in any such action or proceeding.

9.14 Severability

If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

9.15 No Third Party Rights

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer any third party beneficiary rights and this Agreement does not confer any such rights upon any third party (including any holders of securities of the Company) that is not a Party to this Agreement.

9.16 Independent Legal Advice

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

9.17 Specific Performance

The Parties agree that irreparable harm would occur, for which money damages would not be an adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may seek injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without the proof of actual damages and without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law, equity or under this Agreement.

9.18 Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by a Party by facsimile or electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

[Signature page follows]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

ECN CAPITAL CORP.
Per:
Name:
Title:

SKYLINE CHAMPION CORPORATION
Per:
Name:
Title:

SCHEDULE A

[Redacted]

SCHEDULE B

REGISTRATION RIGHTS PROCEDURES

1. Investor’s Obligations

In connection with any Piggy-Back Registration, the Investor and/or its Affiliated Transferees whose Registrable Shares are subject to a Piggy-Back Registration (collectively, the “Selling Shareholders”) shall take the following steps:

(b) If Applicable Securities Laws so require, the Investor shall sign, or cause the applicable Selling Shareholders to sign, any attestation or certificate forming part of a U.S. Registration Statement or Prospectus to be filed with the SEC, Canadian Securities Regulatory Authorities or other regulatory authorities, as applicable;

(c) The Investor shall and shall cause the Selling Shareholders to take all steps and sign all documents and acts required by the Company, acting reasonably, to complete the Piggy-Back Registration, including signing the underwriting agreement entered into among the underwriters, the Company and the Selling Shareholders in such regard, provided it contains the usual terms for this type of agreement, including the Selling Shareholders’ representations and warranties, which shall be limited to the representations regarding the Selling Shareholders’ beneficial ownership regarding their respective Registrable Shares, free of any lien or other charge and the Selling Shareholders’ ability, power, authority and right to enter into such an underwriting agreement and carry out the transactions contemplated therein without breaching any other undertaking by the Selling Shareholders;

(d) No one may participate in an Underwritten Offering hereunder without (i) agreeing to sell their securities according to the terms of any underwriting agreement applying to such Underwritten Offering and completing and signing such underwriting agreement and (ii) completing and signing all questionnaires, powers of attorney, indemnifications and other documents required by such underwriting agreement, insofar as they are prepared in the usual form for such type of document or instrument; and

(e) In connection with any Underwritten Offering, if the underwriter(s) of the Underwritten Offering in question, acting reasonably, so request, the Investor hereby agrees and shall cause the Selling Shareholders to agree to be bound by a lock-up agreement containing the usual terms and conditions found in lock-up agreements relating to secondary offerings, and to sign such an agreement, having the effect of limiting the Selling Shareholders, for a period which may not exceed 90 days from the sale of the Registrable Shares forming the subject of the Piggy-Back Registration, from (i) directly or indirectly assigning Shares or securities which may be converted, exercised or exchanged for Shares or (ii) entering into a swap or any other arrangement having the effect of assigning to another Person one or more of the economic consequences of owning Shares.